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                                                                EXHIBIT  99.1


[TELXON LOGO]

                                                                  NEWS RELEASE



                       TELXON REJECTS SYMBOL TECHNOLOGIES
                       SUGGESTION OF BUSINESS COMBINATION

         AKRON, Ohio -- May 8, 1998 -- Telxon Corporation (Nasdaq - NNM: TLXN) announced today that having reviewed Symbol Technologies, Inc.'s (NYSE:SBL) indication of interest outlined in Symbol's April 8 letter to Telxon, Telxon's board of directors unanimously has determined that Symbol's suggested business combination is not in the best interest of Telxon and its shareholders.

         Speaking on behalf of the board of directors, Frank Brick, Telxon president and chief executive officer, said, "Given Telxon's strength, performance and strategic growth plan, the board remains convinced that it is clearly inappropriate to sell the company on the terms set forth in the Symbol letter. In the board's view, Symbol's $38 price is inadequate. Moreover, we believe a Symbol/Telxon combination raises troubling questions that have not been addressed by Symbol."

         "The Telxon team remains strongly focused on providing our customers with world-class mobile information systems, increasing shareholder value through the development of innovative new products, continuous operating performance improvements and expansion of our strategic marketing and technology alliances. Telxon's success in generating consistent revenue and earnings growth over the last six quarters is evidence of our continued commitment to executing our business plan with respect to both our core business and our investment in forward-looking technologies," Brick said.

         Telxon Corporation is a leading global designer and manufacturer of wireless and mobile information systems for vertical markets. The company integrates advanced mobile computing and wireless data communication technology with a wide array of peripherals, application-specific software and global customer services for its customers in more than 60 countries. Telxon's web site address is: www.telxon.com.





             Telxon Corporation/Corporate Communications Department
          3330 West Market Street/P.O. Box 5582/Akron, Ohio 44334-0582
                         800-800-8001/Fax (330) 664-2058






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         This news release constitutes forward-looking statements that are inherently subject to risks and uncertainties which would cause Telxon's actual results to differ materially from the forward-looking statements. The important factors affecting the realization of those results include, without limitation, the company's ability to timely develop, introduce, gain and maintain market acceptance of new and enhanced products, and implement appropriate cost, efficiency and other operating improvement strategies, as well as general and industry-specific economic conditions, competitive pressures and rapid technological change. Reference should be made to the discussion of these and other factors affecting Telxon's business and results as included from time to time in the company's filings with the Securities and Exchange Commission.


                                      # # #

For corporate information:

Alex Csiszar
Senior Director, Investor Relations
Telxon Corporation
(330) 664-2961
(800) 800-8001